Exhibit 99.1

Designated Filer: Warburg Pincus Private Equity VIII, L.P.

Issuer & Ticker Symbol: Bridgepoint Education Inc. [BPI]

Date of Event Requiring Statement: December 18, 2013

Explanation of Responses:

(1)  On December 18, 2013, 6,878,646 shares tendered by Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership (and together with its two affiliated partnerships, “WP VIII”), in connection with a tender offer by Bridgepoint Education Inc. (“Purchaser”) to purchase up to 10,250,000 shares of its common stock, par value $0.01 per share (“Common Stock”), were accepted by Purchaser for payment of $19.50 per share.

(2)  Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), a subsidiary of Warburg Pincus & Co., a New York general partnership (“WP”), is the general partner of WP VIII.  WP is the managing member of WP Partners.  WP VIII is managed by Warburg Pincus LLC, a New York limited liability company (“WP LLC”).  WP VIII, WP Partners, WP and WP LLC are collectively referred to as the “Warburg Pincus Entities.”  Charles R. Kaye and Joseph P. Landy are each a Managing General Partner of WP and a Managing Member and Chief Executive Officer of WP LLC and may be deemed to control the Warburg Pincus Entities.  Each of WP VIII, WP Partners, WP LLC, WP and Messrs. Charles R. Kaye and Joseph P. Landy are referred to as a “Reporting Person.”  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), WP, WP LLC, Mr. Kaye and Mr. Landy may be deemed to be the beneficial owners of Common Stock held by WP VIII.  Each of Mr. Kaye, Mr. Landy, WP VIII, WP Partners, WP and WP LLC disclaims beneficial ownership of the Common Stock except to the extent of any indirect pecuniary interest therein.  This Form 4 shall not be deemed an admission that any Reporting Person or any other person referred to herein is a beneficial owner of any Common Stock for purposes of Section 16 of the Exchange Act or for any other purpose or that any Reporting Person or other person has an obligation to file this Form 4, except, in each case, to the extent it or he has a pecuniary interest in such Common Stock for purposes of Section 16 of the Exchange Act.

WP VIII, WP Partners and  WP are directors-by-deputization solely for purposes of Section 16 of the Exchange Act.